EXHIBIT 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, October 14, 2010

STAR BUFFET, INC. FILES FORM 10-Q
FOR SECOND QUARTER FY 2011

SCOTTSDALE, AZ – October 14, 2010 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its second quarter of fiscal 2011 ending August 9, 2010.  Star Buffet, Inc. had revenues of $13.8 million and net loss of $(1,386,000), or $(0.43) per share on a diluted basis of 3,213,075 of shares outstanding for the twelve weeks ended August 9, 2010.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of October 14, 2010, Star Buffet, through its subsidiaries, operates six Barnhill’s Buffet restaurants, six 4B’s restaurants, five JB’s restaurants, four franchised HomeTown Buffets, three K-BOB’S Steakhouses, two Casa Bonita Mexican theme restaurants, two Whistle Junction restaurants, one BuddyFreddys restaurant, one Western Sizzlin restaurant, one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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